SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. )(1)

                          Carolina Bank Holdings, Inc.

                                (Name of Issuer)

                     Common Stock, $1.00 par value per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    143785103
 -------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                December 31, 2005

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                /X/ Rule 13d-1(c)
                                / / Rule 13d-1(d)


_____________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSONS: Jeffrey A. Miller
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)     0
                                                                    (b)    |X|
--------------------------------------------------------------------------------
     SEC USE ONLY

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

--------------------------------------------------------------------------------
   NUMBER OF             SOLE VOTING POWER                          0
    SHARES
 BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
  PERSON WITH
--------------------------------------------------------------------------------
                   SHARED VOTING POWER                              75,693

--------------------------------------------------------------------------------
                   SOLE DISPOSITIVE POWER                           0

--------------------------------------------------------------------------------
                   SHARED DISPOSITIVE POWER                         75,693

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   75,693


--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              2.8%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*                                      IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSONS: Eric D. Jacobs
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)     0
                                                                    (b)    |X|
--------------------------------------------------------------------------------
     SEC USE ONLY

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION        United States of America

--------------------------------------------------------------------------------
   NUMBER OF             SOLE VOTING POWER                          0
    SHARES
 BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
  PERSON WITH
--------------------------------------------------------------------------------
                   SHARED VOTING POWER                              75,693

--------------------------------------------------------------------------------
                   SOLE DISPOSITIVE POWER                           0

--------------------------------------------------------------------------------
                   SHARED DISPOSITIVE POWER                         75,693

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   75,693


--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              2.8%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*                                      IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS: Miller & Jacobs Capital, L.L.C.
1.      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  13-3920489
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)     0
                                                                    (b)    |X|
--------------------------------------------------------------------------------
     SEC USE ONLY

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION        U.S. Virgin Islands

--------------------------------------------------------------------------------
   NUMBER OF             SOLE VOTING POWER                          0
    SHARES
 BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
  PERSON WITH
--------------------------------------------------------------------------------
                   SHARED VOTING POWER                              75,693

--------------------------------------------------------------------------------
                   SOLE DISPOSITIVE POWER                           0

--------------------------------------------------------------------------------
                   SHARED DISPOSITIVE POWER                         75,693

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   75,693


--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)              2.8%

--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*                                      CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                           Carolina Bank Holdings, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                           2604 Lawndale Drive
                           Greensboro, NC 27408

Item 2(a).        Name of Persons Filing:

                           Jeffrey A. Miller
                           Eric D. Jacobs
                           Miller & Jacobs Capital, L.L.C.
                           (collectively, the "Reporting Persons")

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The principal business address of the Reporting
Persons is:

                           P.O. Box 26039 Gallows Bay Station
                           Christiansted, St. Croix, USVI 00824


Item 2(c).        Citizenship:

                           Jeffrey A. Miller:  United States of America
                           Eric D. Jacobs:  United States of America
                           Miller & Jacobs Capital, L.L.C. is organized in the U.S. Virgin Islands


Item 2(d).        Title of Class of Securities:

                           Common Stock, $1.00 par value per share

Item 2(e).        CUSIP Number:

                           143785103

Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
        (c), check whether the person filing is a: Not Applicable

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Exchange Act;

          (e)  [  ]    Investment    Adviser    in    accordance    with   Rule
               13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] Saving Association as defined in Section 3(b) of The Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.



                  A. Jeffrey A. Miller

                  (a) Amount beneficially owned:                                        75,693
                  (b)  Percent of Class:                                                   2.8%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                            0
                      (ii) Shared power to vote or to direct the vote:                  75,693
                      (iii)Sole power to dispose or direct the disposition of:               0
                      (iv) Shared power to dispose or to direct the disposition of:     75,693


                  B. Eric D. Jacobs

                  (a) Amount beneficially owned:                                        75,693
                  (b)  Percent of Class:                                                   2.8%



                                      -6-

                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                            0
                      (ii) Shared power to vote or to direct the vote:                  75,693
                      (iii)Sole power to dispose or direct the disposition of:               0
                      (iv) Shared power to dispose or to direct the disposition of:     75,693


                  C. Miller & Jacobs Capital, L.L.C.

                  (a) Amount beneficially owned:                                        75,693
                  (b)  Percent of Class:                                                   2.8%
                  (c)   Number of shares as to which such person has:

                      (i)  Sole power to vote or direct the vote:                            0
                      (ii) Shared power to vote or to direct the vote:                  75,693
                      (iii)Sole power to dispose or direct the disposition of:               0
                      (iv) Shared power to dispose or to direct the disposition of:     75,693




     As calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Jeffrey A. Miller, Eric D. Jacobs and Miller & Jacobs Capital, L.L.C. beneficially own 75,693 shares of the Issuer's Common Stock, $1.00 par value per share ("Common Stock"), representing 2.8% of the Common Stock. Mr. Miller and Mr. Jacobs do not directly own any shares of Common Stock, but they do indirectly own 75,693 shares of Common Stock in their capacity as the sole managers and members of Miller & Jacobs Capital, L.L.C., a Virgin Islands limited liability company, which in turn serves as investment manager for Acadia Master Fund I, Ltd., a Cayman Islands exempted company ("Acadia Master I").

Item 5.           Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2006

                                   /s/ Jeffrey A. Miller
                                   --------------------------------------------
                                   Jeffrey A. Miller



                                   /s/ Eric D. Jacobs
                                   --------------------------------------------
                                   Eric D. Jacobs


                                   MILLER & JACOBS CAPITAL, L.L.C.


                                   By:     /s/ Jeffrey A. Miller
                                   --------------------------------------------
                                   Name:   Jeffrey A. Miller
                                   Title:  Managing Member







Exhibits
--------

1. Joint Filing Agreement, dated February 6, 2006, among Jeffrey A. Miller, Eric D. Jacobs, and Miller & Jacobs Capital, L.L.C.

                                    EXHIBIT 1




                             JOINT FILING AGREEMENT



         The undersigned hereby agree that this Statement on Schedule 13G with respect to the beneficial ownership of shares of Common Stock, par value $ 1.00 per share, of Carolina Bank Holdings, Inc. is filed jointly, on behalf of each of them.

Dated:  February 6, 2006


                                   /s/ Jeffrey A. Miller
                                   --------------------------------------------
                                   Jeffrey A. Miller



                                   /s/ Eric D. Jacobs
                                   --------------------------------------------
                                   Eric D. Jacobs


                                   MILLER & JACOBS CAPITAL, L.L.C.


                                   By:     /s/ Jeffrey A. Miller
                                   --------------------------------------------
                                   Name:   Jeffrey A. Miller
                                   Title:  Managing Member